Exhibit 5.1

September 14, 2009

Frontier Communications Corporation

Registration Statement on Form S-4

(Registration No. 333-160789)

Ladies and Gentlemen:

We have acted as special counsel to Frontier Communications Corporation, a Delaware corporation (the “Company”), in connection with the registration by the Company of shares of its common stock, par value $0.25 per share (the “Shares”), and associated rights to purchase a fraction of a share of Series A Participating Preferred Stock (the “Rights”), pursuant to a Registration Statement on Form S-4 (Registration No. 333-160789), to which this opinion is being filed as an exhibit (the “Registration Statement”). The Shares are proposed to be issued pursuant to the Agreement and Plan of Merger, dated as of May 13, 2009, as amended by Amendment No. 1 thereto, dated as of July 24, 2009, by and among Verizon Communications Inc., a Delaware corporation, New Communications Holdings Inc., a Delaware corporation, and the Company (the “Merger Agreement”).

As special counsel to the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) an executed copy of the Merger Agreement (including Amendment No. 1 thereto), (b) the Restated Certificate of Incorporation of the Company, as amended, (c) the By-Laws of the Company, as amended, (d) the Rights Agreement dated as of March 6, 2002, between the Company and Mellon Investor Services LLC, as amended (the “Rights Agreement”), relating to the Rights, (e) certain resolutions adopted by the Board of Directors of the Company on May 12, 2009, pertaining to the Merger Agreement, including the issuance of the Shares contemplated thereby, (f) certain resolutions adopted by the Board of Directors of the Company on March 6, 2002 and January 8, 2003, pertaining to the Rights Agreement and the Rights, and (g) various corporate records and proceedings relating to the organization of the Company.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that the Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and that, upon issuance, delivery and payment therefor in the manner contemplated by the Merger Agreement and the Registration Statement, the Shares and the associated Rights will be validly issued and the Shares will be fully paid and nonassessable.

It should be understood that our opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement, and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

We are furnishing this opinion to you solely for your benefit in connection with the issuance of the Shares and the associated Rights pursuant to the Registration Statement. This opinion may not be relied upon by any other person or for any other purpose. It may not be used, circulated, quoted or otherwise referred to for any purpose, except as set forth in the preceding paragraph.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Frontier Communications Corporation

        3 High Ridge Park

                Stamford, Connecticut 06905